EXHIBIT INDEX

(12) Tax opinion for merger of AXP Blue Chip Advantage Fund into AXP Large Cap Equity Fund. Tax opinion for merger of AXP Research Opportunities Fund into AXP Large Cap Equity Fund.

(16)(a) Directors'/Trustees' Power of Attorney to sign amendments to this Registration Statement, dated July 7, 2004.